Exhibit 10.1

January 17, 2008

Mr. Dean Durbin

Via Email:

Dear Dean:

It is my pleasure to confirm the offer extended to you to join American Media Operations, Inc.

Material components of the offer agreed to, are:

Position Title:	Executive Vice President/Chief Financial Officer

Start Date:	January 21, 2008

Employment Term:	Employment commences on January 21, 2008 and terminates March 31, 2009

Base Salary:	$500,000.00 (Five Hundred Thousand Dollars and Zero Cents) per year, payable in bi-weekly installments.

Bonus Program:

With respect to each full fiscal year, beginning with FY09, during your employment with the Company, you shall receive an annual Bonus (a “Bonus”). Such Bonus, shall be 40% (Forty Percent) of your Base Salary. Such Bonus shall be payable in a lump sum after the close of the fiscal year and the Company’s 10-K has been filed (approximately 90 days after the close of the Company’s fiscal year), but in no event later than March 15 of the calendar year following the calendar year in which the fiscal year ends

Additional Contingent Bonus:

In the event of a change of control or other transaction that materially affects the ownership of the Company or its assets, you shall be eligible to receive a discretionary bonus in an amount to be determined by the Chief Executive Officer of the Company or the Compensation Committee of the Board of the Directors of the Company, in his/its sole discretion. Such bonus, if any, shall be payable in a lump sum within 90 days following the closing of such transaction, the exact payment date to be determined by the Company in its sole discretion.

Office Location:	You will be based from the Company’s New York City office, however, frequent travel will be necessary to AMI’s other offices as well as other locations as necessary.

Executive Housing:

You will be provided lodging in the New York Metro area at the Company’s expense. Such lodging shall be either a hotel or a fully furnished apartment, at the sole discretion of the Company. The specific location of the fully furnished apartment or hotel shall be mutually agreeable by the Company and the You.

Severance:

If your employment is terminated by the Company, and if you sign a Separation and Release of Claims Agreement, you will receive severance pay in the amount of the remaining Base Salary payable for the Employment Term listed above, plus twelve (12) additional months of Base Salary, if termination is for any reason other than Cause or Expiration of the Employment Term or resignation by you. Severance pay, if any, will be payable in equal monthly installments (in the same amount as your Base Salary). You will be required to execute and return the Company’s form Separation and Release of Claims Agreement within 45 days after your termination of employment in order to be eligible to receive the severance pay described above. Payment of severance shall commence no earlier than seven (7) calendar days after the Company receives the executed Separation and Release and no later than 90 days after the date of your separation from service (as defined in Section 1.409A-1(h) of the Treasury Regulations) (“Separation from Service”), the exact date to be determined by the Company in its sole discretion, provided that you timely execute and return the Separation and Release of Claims Agreement and do not subsequently revoke such execution. For all purposes of Section 409A of the Internal Revenue Code (the “Code”) and the related regulations, your entitlement to severance pay pursuant to this letter shall be treated as an entitlement to a series of separate payments. Notwithstanding the foregoing, you will not be eligible to receive severance pay if you resign from the Company or your employment is terminated by the Company for Cause or if you fail to execute and return the Company’s form Separation and Release of Claims Agreement within 45 days after your termination of employment. “Cause” shall mean (i) your continued failure or refusal to substantially perform your duties hereunder for a period of 10 days following written notice by the Company to you of such failure or refusal, (ii) dishonesty in the performance of your duties hereunder, (iii) an act or acts on your part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (iv) your willful malfeasance or willful misconduct in connection with your duties hereunder or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or (v) your breach of any provision of this agreement, including the attached addendum. Additionally, if you becomes physically or mentally incapacitated for a continuous period of 90 days, the Company has the right to terminate your employment without paying severance. For the purposes hereof, the term “physical or mental incapacity” means your inability to perform the principal duties as contemplated by this letter.

In addition to the above, this position carries the following benefits:

•

On the 1st of the month following the date you complete three complete months of continuous service, you will be eligible to participate in AMI’s (contributory) Group Insurance Plan (Medical, Life, Dental, STD, LTD). AMI will reimburse you $1,000.00 (Gross), per month for the period of time that you are not eligible to participate in the Company’s medical insurance program for COBRA coverage with your current employer if you elect to participate in the COBRA program.

•	Eligibility to participate in the Company’s “Personal Time Off (PTO)” Program, you may take up to 20 PTO days per year.

•	Eligibility to participate in the Company’s retirement program (401(k)) once certain service requirements are satisfied.

This offer is contingent upon your execution of the attached Confidentiality & “At-Will” Agreement, the terms of which are incorporated herein in their entirety. Additionally, this offer is contingent upon your representation and warranty to AMI that the acceptance of this offer of employment by you and the performance of the position stated above, shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which you are a party or otherwise bound. Please confirm your acceptance of the terms identified in this offer, in writing, by returning a signed copy of this letter to my attention as soon as possible. This letter contains the entire understandings between its parties concerning your employment with American Media. There are no representations, agreements, arrangements or understandings, oral or written, among the parties relating to the subject matter of this letter that are not fully expressed in it and the attached Confidentiality & “At-Will” Agreement. This letter may only be modified by a written amendment signed by all parties hereto. References to the “Company” mean American Media Operations, Inc. and its parents, subsidiaries and affiliates.

Dean, let me take this opportunity to welcome you to American Media. Do not hesitate to contact me should you have any questions.

Sincerely,

/s/ David Pecker
David Pecker
Chairman/Chief Executive Officer

/s/ Dean D. Durbin	1/17/08
With my signature above, I certify my understanding of the terms of this offer and hereby accept the offer as outlined in this letter.	Date

CONFIDENTIALITY & “AT-WILL” AGREEMENT

You agree that you will retain all Confidential Information in strictest confidence and will not, without the prior written consent of the President of American Media, Inc., at any time, whether during or after your term of employment with American Media, Inc. or any related or affiliated company, (the “Company”) (X) (i) use, exploit or disclose, or permit the use, exploitation or disclosure of, any Confidential Information for the benefit of yourself or any other party, including, but not limited to, any corporations, companies, stores, businesses, industries, firms, newspapers and broadcasting companies, unless otherwise required by applicable law, governmental order or regulation, subject to the requirements of the following sentence; (ii) publish or disclose, directly or indirectly, any Confidential Information to any unauthorized person; or (iii) contact or otherwise communicate with the media, directly or indirectly, on or off the record, regarding the Company or its officers or employees or any aspect of your employment with the Company, including, without limitation, facts and information about the Company that you have learned during your employment or (Y) communicate in any form (oral, written or otherwise) with any person or entity, including, but not limited to, trade publications, the press, any competitor of the Company, any customer or any other third party, about any Proprietary Information, except as may be necessary to comply with the requirements of any applicable law, governmental order or regulation in connection therewith, subject to the requirements of the following sentence; or (Z) write, publish, cause to be published, authorize, consult about or otherwise be involved in the writing, publication, broadcast, transmission or dissemination of any article, interview, essay, story, book, photograph, film videotape, documentary, diary, biography, memoir or letter or other oral, written, visual or digital account, description or depiction of any kind, whether or not fictionalized, about the Company or its directors, officers or employees or your employment with the Company, whether truthful, defamatory, disparaging, deprecating or neutral. In the event that you are requested or required to disclose any Confidential Information or Proprietary Information in a legal or regulatory proceeding, you agree to provide the Company with prompt written notice of any such request or requirement and to cooperate with the Company and its counsel in any effort to protect disclosure of such Confidential Information or Proprietary Information.

For the purposes herein: (i) the term “Confidential Information” means all information about the Company and its officers or employees that is not public knowledge (including any information that becomes public by your actions or actions of persons obtaining access to that information, directly or indirectly, from or through you); and (ii) the term “Proprietary Information” means all business, financial and proprietary information about the Company, including, but not limited to, information regarding its officers and employees, its labor practices, accounting practices, budgets, expansion plans, business plans, trade secrets, business secrets, operational methods, policies, procedures, proprietary formulae, specifications, programs, designs, drawings, component lists, databases, records, software, manuals, instructions, catalogues, information relating to the production, creation, supply or provision of any products or services, information relating to the marketing or sale of any products or services, information relating to the financial condition or earnings of the Company, lists of customers’ or suppliers’ names, addresses and contacts, sales targets and statistics, market share and pricing statistics, marketing surveys, research reports, advertising and promotional materials and all other information regarding the Company, whether tangible or intangible, and whether stored, compiled or memorized physically, electronically, photographically or by other means, but excluding information that becomes freely and generally available to the public through the media.

You further agree that you will not retain or use for your account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company. You agree, upon termination of employment or demand by the Company, immediately to deliver to the Company, without retaining copies thereof, all Confidential Information and derivations thereof in your possession and control, including, but not limited to, all photographic, video or electronic documents and recordings and all notes, analyses, compilations, studies and interpretations.

You further agree that you will not make any statements regarding the Company or its officers or employees that are intended to, or may reasonably be expected to, disparage or impugn them or otherwise make any statement that would adversely affect the reputation of the Company or its officers or employees or otherwise disrupt, damage, impair or interfere with the business or prospects of the Company or any of its officers or employees. You acknowledge and agree that Confidential Information and Proprietary Information are proprietary to, and valuable assets of, the Company and that any violation or threatened violation of this Agreement would cause irreparable damage to the Company, and that such damage will be presumed to have occurred. In the event of such violation or threatened violation, the Company shall be entitled, without posting any bond, to appropriate injunctive relief in any court of competent jurisdiction restraining you and those persons under your control from any such threatened or actual violation of this Agreement, as well as any other damages allowed by law.

You further agree that your term of employment is for no defined period of time, and consequently is terminable “at-will.” This means that either you or the Company may terminate the employment relationship at any time, with or without cause or notice. You also agree that your “at-will” employment status cannot be changed except through a written agreement that is signed by the Company.

You further agree and acknowledge that there are no oral agreements between the parties hereto affecting this Agreement and this Agreement is fully integrated and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements, and understandings, if any, between the parties hereto, with respect to the subject matter of confidentiality and your “at-will” employment status. None of the terms, covenants, conditions or provisions of this Agreement can be modified, deleted or added to, except in writing signed by the Company. You agree that all negotiations and oral agreements with respect to confidentiality and your “at-will” status have been merged into and are included in this Agreement.

/s/ Dean D. Durbin	/s/ Michele Perron
AGREED – Signature	WITNESSED

/s/ Dean D. Durbin	1/17/08
PRINT NAME	DATED

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